Exhibit 99.1

August 31, 2021

Re: Strategic Student & Senior Housing Trust, Inc. (“SSSHT”)

      Second Quarter 2021

      Update Letter to Stockholders

Dear Stockholder,

Just when we thought the COVID-19 pandemic was beginning to wind down, we now find ourselves in the middle of the Delta variant outbreak. Green Street Advisors in their Health Care Sector report dated August 5, 2021 stated “The rise in Covid cases related to the Delta variant warrants caution in terms of the senior housing recovery”. Even though the vaccination rates of our senior residents (98%+), and staff members (90%+) are high, our senior communities recently experienced breakthrough infections from vaccinated residents and staff members. We continue to follow local governmental directives and COVID-19 CDC guidelines and best practices in both our senior and student communities.

Green Street went on to say “Industry occupancy appears to have troughed in 1Q21, and most senior housing portfolios are seeing sequential occupancy increases of 50-100 bps per month. 3Q21 guidance suggests a continuation of this trend, which is consistent with Green Street forecasts. Assuming this pace stays constant looking forward, industry occupancy should reach pre-COVID levels by ’23.”

In Q2 2021, our senior and student properties performed as follows:

•	Seniors occupancies increased from 77.2% at March 31, 2021 to 80.5% at June 30, 2021.
•	While we were encouraged by the 330 bps increase in our seniors occupancies, we incurred significant expenses related to concessions, sales incentives and higher payroll due to labor shortages.
•	Net operating income from our seniors properties increased by approximately $90k from the first quarter of 2021, however it was down approximately $100k from the second quarter of 2020.
•	Our lender, KeyBank, confirmed that the Small Business Administration forgave our $1.95M in Payroll Protection Program loans specifically procured to support our senior communities.
•

Academic Year 21-22 pre-leasing percentages for our Fayetteville (96.3%) and Tallahassee (100%) student housing communities were encouraging. However, due to over development in Fayetteville, we were unable to increase rents over the prior year.

Strategic Student & Senior Housing Trust, Inc.   | 10 Terrace Road, Ladera Ranch, CA 92694  |  877.327.3485 |  info@StrategicREIT.com |  www.strategicreit.com

SSSHT is still dealing with a number of concerns:

•	Liquidity. We ceased our public offering on March 30, 2020 and the company has not raised any new equity in over a year and therefore we were unable to reach any economies of scale.
•

COVID-19. The Delta variant outbreak is continuing to impact our seniors communities. Governmental directives have on several occasions shut down access to and limited our ability to lease units at our seniors properties (the Wellington is currently subject to such a directive).  As a result occupancy levels could decline until the surge is over.

•	SSSHT is highly leveraged. Based upon our Total Assets as of June 30, 2021, our loan-to-value ratio is 81%. This percentage includes our $44M of bridge loans.
•	Bridge loan maturity. Our Bridge Loans mature in April 2022. Presently, we do not have the cash flow to pay off these loans.
•	Restricted cash reserves. Our lender mandated restricted cash reserves are required to increase by $1.8 million on January 1, 2022. We do not have the cash on hand to meet this obligation.

So where do we go from here?  For the last 12 months, we have had discussions with investment bankers, real estate brokers, appraisers, and our lenders regarding strategies that address the concerns outlined above. To address our liquidity concerns and debt maturities, all options are on the table including but not limited to asset sales, a joint-venture recapitalization, and Bridge Loan extensions.  Nevertheless, we continue to face the uncertainties arising from COVID-19 that are out of our control, as evidenced by the recent outbreaks at our seniors communities.

Since the COVID-19 outbreak, we have a fielded a number of calls from concerned advisors and SSSHT investors. Our intent is to continue to communicate with you especially as our plans become more formalized. Again, we thank you for your patience as we navigate SSSHT through this pandemic.

Sincerely,

H. Michael Schwartz CEO	John Strockis President

Strategic Student & Senior Housing Trust, Inc.   | 10 Terrace Road, Ladera Ranch, CA 92694  |  877.327.3485 |  info@StrategicREIT.com |  www.strategicreit.com

Certain statements contained in this letter, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words. Such statements include, in particular, statements about our plans, strategies, and prospects and, in this letter, include our statements about expectations as to vaccination rates, resulting increased leads, tours and move-ins, student housing decisions and the pace of our expected recovery, all of which are subject to certain risks and uncertainties, including known and unknown risks, and are based on a number of assumptions which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The risks, uncertainties, assumptions and other factors that could cause such forward-looking statements not to come to fruition include, among other things, future economic, competitive, and market conditions, including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States and in the markets in which we operate, and other major developments, including wars, natural disasters, epidemics and pandemics, including the continuation of the novel coronavirus (COVID-19) pandemic and its effects on public health and on the economy, resulting government quarantine and shutdown orders, military actions, and terrorist attacks. The occurrence or severity of any such event or circumstance is difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, and our ability to find suitable investment properties, may be significantly hindered. These risk and uncertainties that could cause forward-looking statements not to come to fruition also include those items that we identify as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by our Form 10-Q for the six months ended June 30, 2021, and other reports that we file from time to time with the Securities and Exchange Commission.

Strategic Student & Senior Housing Trust, Inc.   | 10 Terrace Road, Ladera Ranch, CA 92694  |  877.327.3485 |  info@StrategicREIT.com |  www.strategicreit.com